Exhibit 21.0

WINN-DIXIE STORES, INC.

SUBSIDIARIES OF REGISTRANT

Winn-Dixie Stores, Inc. (the Registrant) has no parents.

The following list includes all of the subsidiaries of the Registrant as of June 29, 2005 except nine wholly-owned inactive domestic subsidiaries of the Registrant and/or its subsidiaries.

All of the subsidiaries listed below are included in the Consolidated Financial Statements. The Consolidated Financial Statements also include the nine presently inactive domestic subsidiaries mentioned above.

Each of the following subsidiaries is owned by the Registrant except that three subsidiaries, the names of which are indented, are owned by the subsidiary named immediately above each indentation. All subsidiaries are wholly-owned except for Bahamas Supermarkets Limited, which is owned approximately 78% by W-D (Bahamas) Limited.

Subsidiary	State of Incorporation
Astor Products, Inc.	Florida
Crackin’ Good, Inc.	Florida
Deep South Products, Inc.	Florida
Dixie Packers, Inc.	Florida
Dixie Stores, Inc.	New York
Economy Wholesale Distributors, Inc.	Florida
Superior Food Company	Florida
Table Supply Food Stores, Inc.	Florida
W-D (Bahamas) Limited	The Bahamas
Bahamas Supermarkets Limited	The Bahamas
The City Meat Markets Limited	The Bahamas
Winn-Dixie Logistics, Inc.	Florida
Winn-Dixie Montgomery, Inc.	Florida
Dixie Spirits, Inc.	Mississippi
Winn-Dixie Procurement, Inc.	Florida
Winn-Dixie Raleigh, Inc.	Florida
Winn-Dixie Supermarkets, Inc.	Florida
WIN General Insurance, Inc.	South Carolina